Exhibit 99.1

ADTRAN, Inc. Reports Fourth Quarter 2007 Results and Declares Quarterly Cash Dividend

HUNTSVILLE, Ala.--(BUSINESS WIRE)--ADTRAN, Inc. (NASDAQ:ADTN) reported results for the fourth quarter of 2007. Sales increased 9% to $118,971,000 for the quarter compared to $109,114,000 for the fourth quarter of 2006. Operating income increased 24% to $25,428,000 for the quarter compared to $20,564,000 for the fourth quarter of 2006. Net income was $18,111,000 for the quarter compared to $17,056,000 for the fourth quarter of 2006. Earnings per share, assuming dilution, were $0.27 for the quarter compared to $0.24 for the fourth quarter of 2006.

ADTRAN Chief Executive Officer Tom Stanton stated, “In the fourth quarter we continued to see the benefits of our strategy of expanding into system level applications and new geographical areas. Total revenue in our growth businesses grew 56% in the quarter compared to the same period in the prior year. Our Broadband Access category led this growth with a record 98% revenue increase compared to the same period in the prior year, as we began to see the effects of market share gains for fiber-to-the-node applications in both domestic and international markets. Optical Access and Internetworking product categories continued to demonstrate strong momentum as we saw solid growth in these areas for the fourth quarter compared to the same period in the prior year.”

Tom Stanton also stated, “During the year 2007 we were successful in capturing a significant number of meaningful new customer opportunities. We believe these achievements along with our strong operating model will provide considerable, long term revenue and earnings growth for our company.”

The Company also announced that its Board of Directors declared a cash dividend for the fourth quarter of 2007. The quarterly cash dividend is $0.09 per common share to be paid to holders of record at the close of business on February 7, 2008. The ex-dividend date is February 5, 2008 and the payment date is February 21, 2008.

The Company also confirmed that its fourth quarter conference call will be held Tuesday, January 22, 2008 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company's earnings release, will be available on the Investor Relations site at http://www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment, with a portfolio of more than 1,600 solutions for use in the last mile of today's telecommunications networks. Widely deployed by carriers and enterprises alike, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major U.S. service provider and many global ones, as well as by thousands of public, private and governmental organizations worldwide.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet Unaudited (In thousands)

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$13,941	$40,147
Short-term investments	148,416	99,700
Accounts receivable, net	70,667	56,769
Other receivables	3,085	7,481
Income tax receivable, net	-	1,446
Inventory, net	48,546	53,117
Prepaid expenses and other current assets	9,682	10,505
Total current assets	294,337	269,165

Property, plant and equipment, net	75,969	80,194
Deferred tax assets, net	1,113	-
Other assets	505	534
Long-term investments	107,296	189,765
Total assets	$479,220	$539,658

Liabilities and Stockholders’ Equity
Accounts payable	$22,200	$30,321
Unearned revenue	5,361	5,802
Accrued expenses	3,801	3,827
Accrued wages and benefits	10,497	9,579
Income tax payable, net	1,217	-
Total current liabilities	43,076	49,529

Deferred tax liabilities, net	-	694
Other non-current liabilities	9,213	4,667
Bonds payable	48,500	48,812
Total liabilities	100,789	103,702

Stockholders’ equity	378,431	435,956
Total liabilities and stockholders’ equity	$479,220	$539,658

Consolidated Statements of Income (In thousands, except per share data) Unaudited

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Sales	$118,971	$109,114	$476,778	$472,708
Cost of sales	49,452	45,727	193,792	193,747

Gross profit	69,519	63,387	282,986	278,961

Selling, general and administrative expenses	25,363	25,704	103,329	102,646
Research and development expenses	18,728	17,119	75,367	70,700

Operating income	25,428	20,564	104,290	105,615

Interest income	2,765	3,212	11,521	13,493
Interest expense	(626)	(632)	(2,502)	(2,532)
Net realized investment gain	(10)	250	498	1,379
Other income, net	64	128	764	570
Life insurance proceeds	-	-	1,000	-

Income before provision for income taxes	27,621	23,522	115,571	118,525

Provision for income taxes	(9,510)	(6,466)	(39,236)	(40,192)

Net income	$18,111	$17,056	$76,335	$78,333

Weighted average shares outstanding
Basic	65,752	70,228	67,848	73,451
Diluted (1)	66,866	71,788	69,212	75,197

Earnings per common share
Basic	$0.28	$0.24	$1.13	$1.07
Diluted (1)	$0.27	$0.24	$1.10	$1.04

(1) Assumes exercise of dilutive stock options calculated under the treasury stock method.

Consolidated Statements of Cash Flow For the Twelve Months ended December 31, Unaudited (In thousands)

	2007	2006
Cash flows from operating activities:
Net income	$76,335	$78,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,695	10,827
Amortization of net premium on available-for-sale investments	2,094	3,137
Gain on sale of long-term investments	(580)	(1,379)
Loss on disposal of property, plant and equipment	65	73
Stock-based compensation expense	7,815	8,138
Deferred income taxes	(2,960)	(4,332)
Tax benefit from stock option exercises	4,408	1,583
Excess tax benefits from stock-based compensation arrangements	(3,249)	(973)
Change in operating assets and liabilities:
Accounts receivable, net	(13,898)	9,477
Other receivables	4,396	(4,267)
Income tax receivable, net	1,446	(1,446)
Inventory, net	4,571	(2,185)
Prepaid expenses and other assets	596	167
Accounts payable	(7,933)	4,932
Accrued expenses and other liabilities	3,517	(2,256)
Income tax payable, net	1,507	(4,551)
Net cash provided by operating activities	88,825	95,278
Cash flows from investing activities:
Purchases of property, plant and equipment	(6,535)	(6,061)
Proceeds from sales and maturities of available-for-sale investments	253,339	323,211
Purchases of available-for-sale investments	(217,316)	(293,098)
Acquisition of business	-	(400)
Net cash provided by investing activities	29,488	23,652
Cash flows from financing activities:
Proceeds from stock option exercises	15,288	4,441
Purchases of treasury stock	(138,589)	(170,479)
Dividend payments	(24,600)	(26,755)
Payments on long-term debt	(500)	(500)
Excess tax benefits from stock-based compensation arrangements	3,249	973
Net cash used in financing activities	(145,152)	(192,320)
Net decrease in cash and cash equivalents	(26,839)	(73,390)
Effect of exchange rate changes	633	743
Cash and cash equivalents, beginning of period	40,147	112,794
Cash and cash equivalents, end of period	$13,941	$40,147

CONTACT:
ADTRAN, Inc.
Jim Matthews, Senior Vice President/CFO, 256-963-8775
or
Investor Services/Assistance:
Gayle Ellis, 256-963-8220